Exhibit 99.1

VIVUS Announces Commercial Launch of Qsymia® in the Republic of Korea Establishing New Royalty Revenue Stream

- VIVUS to Receive Milestone Payment from Alvogen; Significant Worldwide Growth Potential for Qsymia -

CAMPBELL, Calif. – February 19, 2020 -- VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a biopharmaceutical company, announced today that its Korean marketing partner, Alvogen, has launched Qsymia (phentermine and topiramate extended-release) in the Republic of Korea.

“We believe that Qsymia has significant unrealized clinical and commercial value, and the South Korean launch of this important tool for helping patients achieve and maintain a healthy body-mass index will advance our strategy for unlocking this potential,” said John Amos, CEO of VIVUS. “Alvogen is an established leader in the South Korean anti-obesity market, and we believe that our agreement with Alvogen exemplifies our strategy for maximizing the value of our commercial-stage assets in an efficient and cost-effective manner. We are confident in Alvogen’s ability to make Qsymia a significant product in the South Korean market.”

Under an agreement executed in September 2017, Alvogen, a leader in the South Korean anti-obesity market, is solely responsible for obtaining and maintaining regulatory approvals and for all sales and marketing activities in Korea.  In addition to the upfront payment that VIVUS received at the time the agreement was executed and the milestone payment received upon approval of Qsymia by the South Korea Ministry of Food and Drug Safety (MFDS) in August 2019, VIVUS will receive a $2 million payment tied to the commercial launch of Qsymia. Under the agreement, VIVUS is also eligible to receive royalties on Alvogen's net sales of Qsymia and future milestone payments contingent upon achievement of net sales goals within the covered territory.

About Qsymia

Qsymia is approved in the United States and South Korea and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address our outstanding balance of the convertible notes due in May 2020; risk and uncertainties related to the timing, strategy, structure and success of our capital raising efforts; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy requirements; risks and uncertainties related to the timing of initiation and completion of the post-approval clinical studies required as part of the approval of Qsymia by the U.S. Food and Drug Administration (“FDA”), including the Phase 4 post-marketing study of Qsymia in obese adolescents; risks and uncertainties related to the response from FDA to any data and/or information relating to post-approval clinical studies required for Qsymia; risks and uncertainties related to the impact of any possible future requirement to provide further analysis of previously submitted clinical trial data; risks and uncertainties related to the design and outcome of any clinical study required by FDA to expand the Qsymia label; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia in their respective territories, including our partner in South Korea; and risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768